Exhibit 99.2

CEVA, Inc. Q1 2023 Financial Results Conference Call - Prepared Remarks:: May 10, 2023

CEVA, INC.

First Quarter 2023 Financial Results Conference Call

Prepared Remarks of Amir Panush, Chief Executive Officer and
Yaniv Arieli, Chief Financial Officer

May 10, 2023

8:30 A.M. Eastern

Richard

Good morning everyone and welcome to CEVA’s first quarter 2023 earnings conference call. Joining me today on the call are Amir Panush, Chief Executive Officer, and Yaniv Arieli, Chief Financial Officer of CEVA.

Forward Looking Statements and Non-GAAP Financial Measures

Before handing over to Amir, I would like to remind everyone that today’s discussion contains forward-looking statements that involve risks and uncertainties, as well as assumptions that if they materialize or prove incorrect, could cause the results of CEVA to differ materially from those expressed or implied by such forward-looking statements and assumptions. Forward-looking statements include statements regarding market trends and dynamics, opportunities for Wi-Fi and 5G; our market position, strategy and growth drivers, including with respect to potential benefits of our acquisition of the 3D Spatial Audio business from ViviSonics; demand for and benefits of our technologies; expectations and financial guidance regarding future performance, including guidance for the second quarter of 2023; and our plans for attending investor events. For information on the factors that could cause a difference in our results, please refer to our filings with the Securities and Exchange Commission. These include: consumer demand and the global economy generally; the ability of CEVA’s IPs for smarter, connected devices to continue to be strong growth drivers for us; our success in penetrating new markets and maintaining our market position in existing markets; the ability of new products incorporating our technologies to achieve market acceptance; the speed and extent of the expansion of the 5G and IoT markets; our ability to execute more base station & IoT license agreements; the effect of intense industry competition and consolidation; global chip market trends; and our ability to successfully integrate Intrinsix into our business. CEVA assumes no obligation to update any forward-looking statements or information, which speak as of their respective dates.

CEVA, Inc. Q1 2023 Financial Results Conference Call - Prepared Remarks:: May 10, 2023

In addition, we will be discussing certain non-GAAP financial measures which we believe provide a more meaningful analysis of our core operating results and comparison of quarterly results. A reconciliation of non-GAAP financial measures is included in the earnings release we issued this morning and in the SEC filings section of our investors relations website at investors.ceva-dsp.com.

With that said, I’d like to turn the call over to Amir who will review our business performance for the quarter and provide some insight into our ongoing business. Amir?

Amir

Thank you, Richard. Welcome everyone and thank you for joining us today. Our first quarter results showed continued progress in diversifying and expanding our licensing business. However, royalties were impacted by customer inventory adjustments and prolonged weak demand for smartphones and PCs.

Looking at licensing in more detail, thanks to hard work and efforts of our team, we signed 13 new licensing and NRE agreements in the quarter. We continue to have excellent traction across our wireless connectivity portfolio in particular, where our 5G and Wi-Fi 6 platforms are in strong demand. Of note, three of the licensing agreements we signed in the quarter are of strategic significance - one for our DSPs with a leading Android smartphone OEM for their in-house 5G modem efforts, one for our PentaG2 platform for broadband IoT, and one for our Wi-Fi 6 Access Point IP with a global OEM who is one of the leading providers of Wi-Fi access points and other networking devices. I will expand on these deals shortly. Other deals signed in the quarter target Bluetooth connectivity for TWS earbuds, consumer IoT and industrial devices, Wi-Fi 6 for access points and mesh use cases, sensor fusion for robot vacuum cleaners and AI for automotive ADAS.

In royalties, the magnitude of the decline in smartphone and PC related royalties was primarily driven by a pull-in of handset baseband shipments in the fourth quarter, which, combined with traditional seasonality, resulted in a correction in the first quarter due to inventory buildup. Following conversations we have had with customers and others in the supply chain, we understand that demand has resumed and expect a return to more normal levels as early as the second quarter.

CEVA, Inc. Q1 2023 Financial Results Conference Call - Prepared Remarks:: May 10, 2023

Outside of smartphones, we saw excellent growth in our Wi-Fi and Cellular IoT royalties, both of which contributed all-time high royalty revenue in the quarter. Wi-Fi royalties more than doubled sequentially, thanks in part to three new royalty paying customers that reported Wi-Fi 6 shipments to us for the first time. Bluetooth also continued to perform well across the broad consumer IoT markets where we have a large presence, while Bluetooth royalties from smartphones were affected by the correction I spoke of. Overall, handset royalties declined 64% sequentially and 71% year-over-year, while base station & IoT royalties declined just 4% sequentially and 7% annually.

On our last earnings call, I outlined three areas I identified as key growth drivers for CEVA, which align with the longer-term global megatrends. I want to take the opportunity now to update you on our progress in relation to these.

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The first is Wi-Fi, where we saw excellent progress in both licensing and royalties during the first quarter. In licensing, we signed 3 new customers in the quarter, bringing our total number of Wi-Fi 6 licensees to more than 35. While Wi-Fi 6 has achieved a high penetration rate in smartphones and PCs to date, the adoption of Wi-Fi 6 in industrial and the broad consumer IoT markets such as TVs, set top boxes, and other smart home devices is still nascent. This is the market opportunity that many of our Wi-Fi 6 licensees are targeting. And following strong licensing activities among IoT device customers in the past two years, we are now also engaging with customers licensing our Wi-Fi 6 and 6e solutions for access points, including with the strategic customer that I mentioned earlier. This is a significant development, as access points are an unchartered market for us, with minimal exposure, and traditionally dominated by the incumbent Wi-Fi chipset providers. There is a strong appetite for new chipset providers to enter this market and they are able to accelerate their design activities with our industry-leading Wi-Fi 6 IP. These new Wi-Fi chip customers include network equipment OEMs and semiconductor companies, such as the global OEM I alluded to earlier. Moreover, the royalties associated with access points are higher than those from consumer IoT devices, providing a new potentially lucrative royalty stream.

CEVA, Inc. Q1 2023 Financial Results Conference Call - Prepared Remarks:: May 10, 2023

And as our customer base expands, our future royalty opportunity for Wi-Fi continues to grow. Market research firm Techno Systems Research forecasts that Wi-Fi 6 device shipments will reach 2.8 billion devices annually by 2027, growing at a CAGR of 25%. As we have discussed previously, we believe the market opportunity for us in Wi-Fi 6 based on our customer design wins, is as big as Bluetooth, but with greater royalty revenue potential. Our actions this quarter only serve to reinforce my belief that our Wi-Fi business will be a key royalty growth contributor in the coming years.

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The second area I would like to update you on is 5G, where we signed two important agreements in the quarter. The first of these is a strategic deal with one of the world’s leading Android smartphone OEMs. This OEM licensed our DSPs for the first time as they begin their own in-house 5G modem efforts aimed at reducing their reliance on the 5G merchant semiconductor companies. This trend of OEMs designing chips for their own devices bodes very well with semiconductor IP companies like CEVA. OEMs do not have the in-house capabilities to design all aspects of a chip and turn to IP licensors to get many key components of their chip, reducing their risk and allow them focus on areas of the chip where they can achieve differentiation and utilize their in-house expertise. In late 2020, this OEM also licensed our Bluetooth and Wi-Fi IPs, the first chips of which are expected to be in production shortly. If they are successful with their connectivity and 5G chips, this smartphone OEM has the potential to become a key royalty customer for CEVA in the coming years.

The second 5G deal we signed in the quarter was for a customer looking to develop a 5G broadband IoT modem targeting a wide variety of end markets requiring high data throughput, low latency and large data volumes. These end markets include connected cars, wearables, smart grid, surveillance, AR/VR devices, industrial automation and more. According to the latest Ericsson Mobility Report, there will be more than 3 billion 5G broadband IoT connections worldwide, by the end of 2028. This is an exceptional market opportunity. This customer licensed our PentaG2 platform specifically designed for 5G broadband IoT, which will allow them to seamlessly develop their 5G RedCap-enabled chip with reduced risk thanks to our integrated platform offering which provides the key building blocks of a 5G modem.

Also, at Mobile World Congress in February, we announced our most powerful and efficient DSP architecture to date, the CEVA-XC20. The CEVA-XC20 addresses the massive compute requirements of 5G-Advanced and beyond and can scale to fit customers’ requirements from smartphone SoCs through to 5G-Advanced ASICs for base stations, private networks, O-RAN and other wireless infrastructure. We believe there is a strong demand for new 5G chips across the wireless industry and among many equipment OEMs. CEVA-XC20 can help to significantly lower the entry barriers for new entrants and incumbents who wish to accelerate their chip designs for these lucrative market opportunities.

CEVA, Inc. Q1 2023 Financial Results Conference Call - Prepared Remarks:: May 10, 2023

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The third area is application software for embedded systems. In addition to earnings, we also announced our acquisition of the 3D Spatial Audio business from VisiSonics today. Spatial audio is emerging as one of the most interesting areas in audio, enabling a real-world audio experience within the digital world. This is increasingly becoming a feature of headsets and TWS earbuds to enhance the user experience for watching movies, gaming, listening to music, podcasts and even conference calls. VisiSonics has been our partner for 3D spatial audio for the past year and we developed a joint product which combined their spatial audio software with our head tracking technology to deliver a complete spatial audio experience. This joint solution, known as RealSpace, is now going into production with our first joint customer, boAt, India’s #1 hearable and wearable company. THX, the world-class audio and video certification and technology company, is already an existing customer, a testament to the quality of this software.

Following on from the success of the collaboration with boAt and understanding the significant opportunity for spatial audio across many end markets, we made the decision to acquire the business and own the complete spatial audio software solution. Initially, with our dominant presence in the TWS earbud market through our Bluetooth and audio DSP customers, we intend to offer headphone and earbud OEMs the capability to seamlessly add spatial audio to enhance their product lineups. We can also address a broad set of other markets where spatial audio is being adopted, including AR/VR/AR, audio conferencing, healthcare, automotive and media entertainment. Market research firm Future Market Insights estimates that 3D audio revenue will grow 4.1X from 2022 to 2032, reaching nearly $31.9 Billion in 2032, indicative of the significant market opportunity that spatial audio possesses. The team is located next to our sensor fusion R&D team in Rockville, Maryland, making the integration of this team straightforward. We believe this modest acquisition provides excellent potential to increase our application software royalty opportunity in the coming years as spatial audio becomes a must-have feature of wireless audio devices.

In summary, despite market challenges this quarter, I believe the opportunities we have in front of us continue to grow. We have an outstanding portfolio of wireless connectivity and smart sensing technologies, and have fostered strong relationships around the world with leading fabless companies and OEMs. I met with a number of key customers around the world in the quarter and am encouraged by their appetite to expand their relationship with us. Finally, the VisiSonics spatial audio business acquisition we announced today is an additional step in building our future strategy, bolstering our application software licensing business.

Now I will turn the call over to Yaniv for the financials.

Yaniv

Thank you, Amir and good day to all. I’ll now start by reviewing the results of our operations for the first quarter of 2023.

-         Revenue for the first quarter was $28.7 million, as compared to $34.4 million for the same quarter last year. The revenue breakdown is as follows:

-         Licensing, NRE and related revenue - reflecting 72% of total revenues - was $20.7 million, as compared to $22.4 million for the first quarter of 2022.

-         Royalty revenue - reflecting 28% of total revenues - was $8.0 million, as compared to $12.0 million for the same quarter last year.

-         Quarterly gross margins came in as expected on GAAP and slightly lower on non-GAAP basis, due to lower royalty revenue in the quarter. Gross margin was 82% on a GAAP basis and 84% on a non-GAAP basis compared to our 82% and 85% guidance on GAAP and non-GAAP, respectively. Non-GAAP quarterly gross margin excluded approximately: (a) equity-based compensation expenses of $0.4 million and (b) amortization of acquired intangibles $0.3 million.

-         Total GAAP operating expenses for the first quarter was above the high-end of our guidance at $28.2 million due to the timing of Israeli Innovation Authority grants received, lower allocation of Intrinsix’ NRE costs from R&D into cost of revenue, and higher professional fees.

-         Total non-GAAP operating expenses for the first quarter, excluding equity-based compensation expenses, amortization of intangibles, and holdback expenses, were $24.1 million, also above the higher-end of our guidance, due to the same reasons I just explained.

-         GAAP operating loss for the first quarter was $4.8 million, down from a GAAP operating profit of $0.5 million in the same quarter a year ago. GAAP quarterly operating profit included: (a) equity-based compensation expenses of $3.9 million, (b) the impact of the amortization of acquired intangibles of $0.7 million associated with the acquisition of the Intrinsix and Hillcrest Labs businesses, and (c) $0.3 million of costs associated with the Intrinsix acquisition. Non-GAAP operating profit was $0.1 million, lower than first quarter 2022 of $5.5 million.

CEVA, Inc. Q1 2023 Financial Results Conference Call - Prepared Remarks:: May 10, 2023

-          GAAP and non-GAAP tax expense of $1.4 million was recorded, mainly associated with withholding tax deducted by our customers that could not be utilized and were expensed.

-          GAAP loss was $4.9 million and diluted loss per share was 21 cents for the first quarter of 2023, as compared to a loss of $1.7 million and diluted loss per share of 7 cents for the first quarter of 2022.

With respect to other related data

Shipped units by CEVA licensees during the first quarter of 2023 were 297 million units, as compared to fourth quarter of 2022 reported shipments of 375 million units, primarily for the reasons Amir discussed earlier.

-         Of the 297 million units reported, 27 million units, or 9%, were for handset baseband chips.

-         Our base station and IoT product shipments were 270 million units, as compared to 308 million units in the fourth quarter of 2022 and 531 million units in the first quarter of 2022.

-         Bluetooth shipments were 190 million units in the quarter, as compared to 220 million units in the fourth quarter of 2022, mainly due to lower shipments from our Bluetooth smartphone customers associated with the inventory correction.

-         Cellular IoT units were up 19% sequentially to an all-time high of 29 million units.

-         Wi-Fi shipments were 21 million units, as compared to 37 million units in the fourth quarter of 2022. However, we are encouraged by the Wi-Fi product mix as it starts to shift towards Wi-Fi 6, which commands a higher average selling price, resulting in higher royalties. This positive trend reflects the long-term Wi-Fi royalty opportunity.

-         Other shipments under our base station & IoT umbrella totaled 30 million units in the quarter. This includes our computer vision, AI, audio, sensor fusion, 5G RAN and DSPs for non-cellular communications.

-          As Amir stated, both Wi-Fi and Cellular IoT contributed all-time high in-category royalty revenues in the quarter. Wi-Fi royalties more than doubled from last quarter thanks in part to three new royalty paying customers that reported Wi-Fi 6 shipments for the first time and is the start of the Wi-Fi 6 royalty cycle for us.

CEVA, Inc. Q1 2023 Financial Results Conference Call - Prepared Remarks:: May 10, 2023

As for the balance sheet items

-         At the end of the quarter our cash and cash equivalent balances, marketable securities and bank deposits were approximately $145 million.

-         Our DSO for the first quarter of 2023 increased to 69 days from 34 days in the prior quarter.

-         During the first quarter, we used $5.1 million cash from operating activities, on-going depreciation and amortization was $1.4 million, and purchase of fixed assets was $0.1 million.

-         At the end of the first quarter, our headcount was 497 people, of whom 413 were engineers. This is up from a total of 487 people at the end of 2022.

Now, turning to our outlook

As Amir discussed, the smartphone and PC markets continue to experience soft demand. However, within our handset and base station customer mix, we expect strong chip shipments recovery in the second quarter.

Our licensing, NRE and related revenues business continues to generate customer traction across our diversified portfolio.

In royalties, with several new customers that recently started production, and with the expectation for meaningfully higher shipment volumes of our handset and base station customers in the second quarter, we forecast sequentially higher royalties. Also, the strength of our wireless connectivity markets and customers will continue throughout the year.

In light of the current macro environment, we continue to monitor our expenses closely and will take appropriate steps as we see fit. In this regard, we are currently planning for non-GAAP OPEX to be slightly lower than first quarter level, in each of the quarters for the rest of the year.

CEVA, Inc. Q1 2023 Financial Results Conference Call - Prepared Remarks:: May 10, 2023

Specifically for the second quarter of 2023

Gross margin is expected to be similar to the first quarter, approximately 82% on GAAP basis, and slightly higher sequentially on non-GAAP basis to 85%, excluding an aggregate of $0.4 million of equity-based compensation expenses and $0.3 million amortization of acquired intangibles.

-         OPEX for the second quarter of 2023 is expected to be flattish with the first quarter of 2023, and in the range of $27.7 million to $28.7 million, including an expected $4.1 million of equity-based compensation expenses, $0.2 million to the Intrinsix holdback related expenses, and $0.3 million for amortization of acquired intangibles. Non-GAAP OPEX is expected to be slightly lower than the first quarter and in the range of $23.1 million – $24.1 million.

-         Net interest income is expected to be approximately $0.7 million.

-         Taxes for the second quarter are expected to be approximately $1.4 million derived mainly from withholding taxes.

-         Share count for the second quarter of 2023 is expected to be 24.4 million shares.

CEVA, Inc. Q1 2023 Financial Results Conference Call - Prepared Remarks:: May 10, 2023

Operator: You can now open the Q&A session

Wrap Up: Richard

Thank you for joining us today and for your continued interest in CEVA. As a reminder, the prepared remarks for this conference call are filed as an exhibit to the Current Report on Form 8-K and accessible through the investor section of our website at https://investors.ceva-dsp.com.

With regards to upcoming events, we will be participating in the following conferences:

●	TD Cowen Israel Investor Trip on May 16th in Israel
●	Oppenheimer 24th Annual Israeli Conference, May 21st in Israel
●	Cowen’s 51st annual TMT Conference, May 31st and June 1st in New York

Further information on these events and all events we will be participating in can be found on the investors section of our website.

Thank you and goodbye